The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-143883 and 333-167384

Subject to Completion, dated June 8, 2010

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 28, 2007)

$27,820,000

Common Stock

June   , 2010

We are offering $27,820,000 of our common stock. Our common stock is quoted on the Nasdaq Global Market under the symbol “CLDA.” The last reported sale price of our common stock on June 8, 2010 was $14.36 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

We are offering these shares of common stock on an underwritten basis to certain institutional investors. We have retained BMO Capital Markets Corp. as the representative of the underwriters in connection with this offering.

	Per Share	Total

Offering price	$		$27,820,000
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters have a 30-day option to purchase up to           additional shares of our common stock to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discount will be $     , and our total proceeds, before expenses, will be $     .

The underwriters expect to deliver the shares against payment on or about June   , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

BMO Capital Markets

Wedbush PacGrow Life Sciences	Roth Capital Partners

This document consists of two parts: this prospectus supplement and the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell the securities described in the accompanying prospectus in one or more offerings. This prospectus supplement describes the specific terms of this common stock offering and adds, updates and changes information contained in the accompanying prospectus. To the extent inconsistent, information in this prospectus supplement supersedes information in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

PGxHealth, FAMILION and AvalonRx are our registered trademarks, and Stedivaze is our trademark. All other trademarks, trade names and service marks appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Unless the context requires otherwise, references to “Clinical Data,” “we,” “our” and “us” in this prospectus supplement and the accompanying prospectus refer collectively to Clinical Data, Inc. and its subsidiaries.

S-i

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. Before deciding whether to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common stock that we describe under “Risk Factors,” our financial statements and the related notes, and the other information included in the documents incorporated herein by reference.

Business of Clinical Data, Inc.

We are focused on the development and commercialization of novel therapeutics, with two lead compounds in the areas of central nervous system and cardiovascular disorders. Our first late-stage drug candidate is vilazodone, a dual-acting selective and potent serotonin reuptake inhibitor and serotonin receptor 1A (“5-HT1A”) partial agonist for the treatment of Major Depressive Disorder (“MDD”) for which a New Drug Application (“NDA”) was filed with the U.S. Food and Drug Administration (“FDA”) on March 22, 2010. Our NDA for vilazodone was accepted for review by the FDA on May 21, 2010, with January 22, 2011 currently assigned for decision-making by the FDA under the Prescription Drug User Fee Act (“PDUFA”). Our second late-stage drug candidate is apadenoson, trademarked Stedivaze, a selective adenosine receptor 2A (“AR2A”) agonist and potential best-in-class coronary vasodilator currently in Phase III of clinical development for use in nuclear-SPECT myocardial perfusion imaging.

Vilazodone.  Our lead drug candidate, vilazodone, is a novel dual-acting modulator of serotonin neurotransmission in development for the treatment of MDD with the potential for follow-on indications including Generalized Anxiety Disorder and other related mood disorders. Vilazodone is a selective and potent inhibitor of serotonin reuptake and a partial agonist at the 5-HT1A receptor. MDD is a common mood disorder but, despite advances in the understanding of pharmacotherapy and the ongoing development of new agents, overall effectiveness from existing approved therapies is unsatisfactory resulting in approximately two-thirds of patients not achieving remission with first-line treatment with an SSRI. Common causes for noncompliance or discontinuation of antidepressant therapy include lack of effectiveness and safety and tolerability issues including antidepressant induced sexual dysfunction, weight gain, and neurological and gastrointestinal effects.

We have completed two consecutive, randomized, double-blind, placebo-controlled Phase III clinical trials in which vilazodone achieved statistically significant results compared to placebo on the primary efficacy endpoint and on secondary endpoints related to symptoms of MDD and to global improvement. Vilazodone was generally well-tolerated; the most common adverse events considered to be drug-related were diarrhea, nausea and insomnia. In addition, vilazodone’s impact on sexual function was similar to placebo when measured by quantitative, validated scales. Patient-reported adverse events related to sexual function, although infrequent, were more common on vilazodone than placebo. A statistically significant improvement in symptoms of anxiety associated with major depressive disorder, as measured by the Hamilton Anxiety Scale a secondary endpoint of the studies, was also observed. Based on the results of these and additional activities, including the manufacture of registration batches of the active pharmaceutical ingredient and the drug product, we submitted an NDA for vilazodone with the FDA on March 22, 2010, which was accepted for review by the FDA on May 21, 2010 with an assigned PDFUA date of January 22, 2011. Vilazodone is a New Chemical Entity and is currently not approved by the FDA or marketed for sale in any country.

Stedivaze.  Our second late-stage drug candidate, Stedivaze, is a highly selective AR2A agonist in development as a coronary vasodilator for nuclear-SPECT myocardial perfusion imaging. We began enrollment of our first Phase III clinical trial for Stedivaze in November 2009, and expect to begin our second Phase III clinical trial during the fiscal year ending March 31, 2011. Both of these Phase III studies will evaluate the safety and efficacy of Stedivaze for use as a pharmacologic stress agent in nuclear myocardial perfusion imaging, a method for evaluating blood flow to the heart, and also compare the tolerability of Stedivaze to adenosine, a standard pharmacologic stress agent used in myocardial perfusion imaging scans, when administered as an intravenous bolus injection.

Data from the clinical trials thus far completed for Stedivaze shows its potential for best-in-class attributes related to its adverse event, tolerability, pharmacokinetics and target binding affinity profiles and its mode of administration as a fixed dose intravenous rapid bolus.

Results from our two recent Phase I studies of Stedivaze also demonstrated that Stedivaze was safe and well tolerated in patients with asthma and chronic obstructive pulmonary disease (“COPD”). Currently available adenosine agonists must be used with caution or are contraindicated in patients with asthma and COPD. The high selectivity of Stedivaze offers a potential advantage for the safe use in this population, accounting for approximately 10% of the 7.6 million myocardial perfusion imaging tests performed annually. In 49 patients with mild to moderate asthma and 50 patients with moderate to severe COPD, Stedivaze had no effect on pulmonary function tests. Results of both of these trials support the continued study of Stedivaze in patients with asthma and COPD.

Other Therapeutics in Development.  ATL313 is a selective AR2A agonist in preclinical development as a topical treatment for glaucoma that has shown significant effects on lowering intra-ocular pressure in both small and large animal models. Santen has exercised its option to further develop ATL313 for the treatment of glaucoma and plans to file an Investigational New Drug (“IND”) for the drug with the FDA for this indication as soon as practicable, which is expected to be within the next twelve months. ATL313 is also the subject of a license agreement with CombinatoRx for the development of treatments for B-cell cancers, including multiple myeloma. Under this collaboration, CombinatoRx will be responsible for both preclinical and clinical development. ATL313 and other AR2A agonists are also being evaluated by us in animal models for the treatment of chronic pain and multiple sclerosis.

We are developing ATL844 for the treatment of asthma and/or diabetes, both of which are growing, multi-billion dollar markets. Acting as an AR2B antagonist, this compound has shown significant pharmacodynamic effects in animal models for both asthma and diabetes. We are proceeding with a toxicology and chemistry program and, with success, we would expect to file an IND to continue the development of this compound in human trials. ATL844 is also the subject of an option agreement for an exclusive license by Novartis for the treatment of asthma and diabetes.

ATL1222 is a highly selective AR2A agonist in development as an anti-inflammatory agent for the treatment of acute inflammatory conditions based on effects demonstrated in animal models. ATL1222 is being evaluated in pharmacodynamic studies and, with success, we would expect to file an IND to continue the development of this compound in human trials.

AVN316 is small molecule that potently inhibits the beta-catenin pathway in a variety of model systems. This compound and program is under consideration for further development and potential partnering.

Genetic Tests.  The FAMILION family of tests identifies mutations in genes associated with inherited cardiac syndromes including cardiac channelopathies such as Long-QT Syndrome (“LQTS”), Brugada Syndrome (“BrS”) and Catecholaminergic Polymorphic Ventricular Tachycardia, and in genes associated with cardiomyopathies including Hypertrophic Cardiomyopathy (“HCM”), Arrhythmogenic Right Ventricular Cardiomyopathy (“ARVC”) and Dilated Cardiomyopathy. We have made significant progress in our efforts to contract with private and government health insurers for test coverage and reimbursement. The FAMILION LQTS, BrS, and FAMILION family tests and the FAMILION HCM and FAMILION HCM Family tests received S-codes in October 2008 and April 2009, respectively. S-codes should speed the adoption of these tests by private insurers. In October 2008, we became an in-network provider with Aetna for healthcare coverage of our FAMILION LQTS and Family tests. We are utilizing our national contract with the BCBS Association signed in December 2008 to work with individual BCBS companies to provide their customers with access to our FAMILION Family of Tests. In June 2009, we became an in-network provider for Humana for our FAMILION LQTS and associated family test. In addition, we are an approved Medicare provider for our genetic testing services, and a Medicaid provider in 41 states and the District of Columbia. These providers and other private payers with positive coverage policies offer access to genetic testing for nearly 280 million patients.

We are continuing to develop and commercialize genetic and related biomarker tests that will assist providers and payers in determining the most appropriate therapeutic intervention for a particular patient. These tests are developed based on our know-how and expertise, in partnership with thought leaders and leading healthcare institutions, and intellectual property that we have developed on our own, licensed from others, or acquired from other parties.

Recent Developments

On June 8, 2010, we reported preliminary financial results for the fiscal year and quarter ended March 31, 2010. During the three months ended March 31, 2010, we had net revenues of $3.2 million and a net loss of $38.4 million, or $1.44 per share. During the twelve months ended March 31, 2010, we had net revenues of $13.1 million and a net loss of $93.5 million, or $3.77 per share. As of March 31, 2010, we had $49.2 million in cash and cash equivalents. In addition, we expect that our audited financial statements for the fiscal year ended March 31, 2010, to be included in our annual report on Form 10-K, expected to filed on June 14, 2010, to contain a report from our independent registered accounting firm which includes an explanatory paragraph that describes an uncertainty about our ability to continue as a going concern for a reasonable period of time.

Corporate Background

We were incorporated in Delaware in 1972. Our corporate headquarters are located at One Gateway Center, Suite 702, Newton, Massachusetts 02458, and our telephone number is (617) 527-9933. Our website address is www.clda.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered	$27,820,000

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds from this offering for (a) developing and implementing commercialization plans for vilazodone, our lead therapeutic candidate for the treatment of major depressive disorder, for which an NDA is currently under review by the FDA, (b) the funding of clinical development activities for Stedivaze, including a Phase III clinical development program, (c) the continued development of our other products and drug candidates, and (d) working capital and other general corporate purposes. We may use a portion of our net proceeds for the acquisition of businesses, technologies and products that will complement our existing operations. See “Use of Proceeds” for more information.

Nasdaq Global Market symbol	CLDA

Risk factors	See “Risk Factors” beginning on page S-5 for a discussion of factors you should consider carefully before deciding to invest in our common stock

Except as otherwise indicated, the number of shares of common stock to be outstanding after this offering is based on 27,444,974 shares outstanding as of June 4, 2010. It excludes:

•	6,110,600 shares issuable upon the conversion of convertible notes outstanding as of June 4, 2010, with a conversion price of $8.18 per share;

•	4,262,354 shares issuable upon the exercise of warrants outstanding and exercisable as of June 4, 2010, with a weighted average exercise price of $11.88 per share;

•	up to 204,503 shares potentially issuable under certain contingent value rights issued in connection with our acquisition of Avalon Pharmaceuticals, Inc., in May of 2009, a minimum of 163,602 shares of which will, as of the date hereof, be issued on or about June 30, 2010;

•	2,312,688 shares issuable upon the exercise of options outstanding and vested as of June 4, 2010, at a weighted average exercise price of $13.68 per share;

•	2,068 shares issuable pursuant to certain deferred stock units;

•	1,729,178 shares issuable upon the exercise of options outstanding, but not vested, as of June 4, 2010, at a weighted average exercise price of $15.18 per share; and

•	310,872 shares available for future issuance under our stock incentive plans as of June 4, 2010.

Except as otherwise noted, the information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our common stock. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of our common stock could decline and you may lose all or part of your investment.

Risk Factors Relating to Our Business and Operations

If we are unable to raise additional capital when needed in the future, we might be unable to execute our operating and development plan, and if we succeed in raising capital, we might dilute your percentage ownership of the common stock or might subject our company to fixed payment obligations and restrictive covenants.  Our projected uses of cash include cash to fund operations, including continued research and product development, sales and marketing, capital expenditures and existing debt service costs. Following the offering being made by this prospectus supplement and the accompanying prospectus, we believe that our cash resources will be sufficient to fund our operations through          . We will need additional funds to continue operations and for the development (including approval) of vilazodone and Stedivaze and other potential products.

Management regularly considers and evaluates sources of financing, including:

•	partnering opportunities with pharmaceutical or biotechnology companies for development and marketing of our late-stage or preclinical compounds;

•	sales of non-core assets; and

•	sales of equity and debt securities.

If we raise additional capital through the sale of equity securities, our existing stockholders will be diluted and earnings per share could decrease. Capital raised through debt financing would require us to make periodic payments of interest and principal and might impose restrictive covenants on the conduct of our business. Furthermore, additional financings might not be available on terms favorable to us, or at all. Moreover, the terms of our outstanding convertible notes restrict our ability to finance our operations through the issuance of additional debt or shares of common stock.

We cannot be certain that additional financing will be available in amounts or terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that might be required to grow or maintain our operations. If we are unable to obtain financing or partnering opportunities, we may be required to implement cost reduction strategies, including decreasing our expenditures on research and development expenses and sales and marketing expenses in anticipation of development and commercial launch of products. The postponement or cancellation of any of these development and commercialization efforts could have a material adverse impact on our planned operations and future operating results.

Given our current product development efforts, which have resulted in significant net losses, we expect to incur further net losses for the foreseeable future.  We have incurred operating losses since the fiscal year ended March 31, 2006. At December 31, 2009, we had an accumulated deficit of $301.3 million. We expect to incur substantial additional operating losses over the next several years as our research, development, preclinical testing and clinical trial activities increase, particularly with respect to Stedivaze.

Moreover, to become profitable, we, either alone or with collaborators, must successfully develop, manufacture and market vilazodone, as well as our future product candidates, including Stedivaze, and other products and continue to leverage our existing technologies to generate revenue. This process of commercialization, especially as it relates to building a sales force and establishing distributions channels for vilazodone, for instance, will be time consuming and costly. It is possible that we will never have significant enough revenue to become profitable or sustain profitability.

If we are unable to obtain marketing approval of vilazodone, our results of operations will suffer.  In order to market our lead therapeutic candidate, vilazodone (as well as any other of our therapeutic products that successfully complete the clinical trials process), in the U.S., we will need to obtain marketing approval from the FDA. Our NDA for vilazodone was submitted on March 22, 2010, accepted for review by the FDA on May 21, 2010 and assigned a PDUFA date January 22, 2011 as its target action date under the Prescription Drug User Fee Act to complete its review. While we have not yet submitted any application for marketing approval of vilazodone in any other jurisdiction, we would need the approval of equivalent regulatory authorities in any other country or territory in which we sought such approval.

If we are unable to obtain marketing approval for vilazodone, or if it is delayed, our business and results of operations would be adversely affected. A regulatory authority may deny or delay an approval because it was not satisfied with the structure or conduct of clinical trials or due to its assessment of the data we supply. A regulatory authority, for instance, may not believe that we have adequately established a product’s risk-benefit profile or adequately addressed negative safety signals. In addition, the FDA may convene an advisory committee concerning the vilazodone NDA that may not vote in support of approval of the NDA. While such a vote would not be binding on the FDA, it could harm the prospects for approval of our NDA. Clinical data are subject to varied interpretations, and regulatory authorities may disagree with our assessments of our data. In any such case, a regulatory authority could insist that we provide additional data, which could substantially delay or even prevent commercialization efforts, particularly if we are required to conduct additional pre-approval clinical studies.

We may not successfully develop or derive revenues from any products.  Any pharmaceutical product that we or our collaborators are able to develop will fail to produce revenues unless we:

•	establish that they are safe and effective;

•	establish that they are clinically valid and useful;

•	successfully compete with other technologies and products;

•	ensure that they do not infringe on the proprietary rights of others;

•	establish that they can be safely manufactured in sufficient quantities at reasonable costs;

•	obtain and maintain regulatory approvals for them; and

•	market them successfully.

We may not be able to meet some or all of these conditions. We expect that it will be at least a year, if ever, before we will recognize significant revenue from the commercialization of vilazodone. For our other therapeutic and diagnostic products still in clinical trials, such as Stedivaze, we expect that it will be years before we will recognize revenue, if any, from the sales of such products.

We have never marketed a drug before, and if we are unable to establish an effective sales force and marketing infrastructure either directly or in collaboration with a third party, we may not be able to commercialize our product candidates successfully.  We plan to market or co-promote our products in certain US markets. We currently do not have any internal sales, distribution or marketing capabilities. The development of a sales and marketing infrastructure for US specialty markets will require substantial resources, will be expensive and time consuming and could negatively impact our commercialization efforts, including delay of any product launch. These costs may be incurred in advance of any marketing approval. In addition, we may not be able to hire a sales force in the US that is sufficient in size or has adequate expertise in the medical markets that we intend to target. If we are unable to establish our sales force and marketing capability, our operating results may be adversely affected.

If physicians and patients do not accept and use our drugs, we will not achieve sufficient product revenues and our business will suffer.  Even if we gain marketing approval of our drug candidates,

physicians and patients may not accept and use them. Acceptance and use of these products may depend on a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drugs;

•	published studies demonstrating the safety and effectiveness of our drugs;

•	adequate reimbursement for our products from payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

The failure of our drugs, if approved for marketing, to gain acceptance in the market would harm our business and could require us to seek additional financing.

If our products are not granted adequate reimbursement from third-party payers, we may be unable to successfully commercialize them and we may never achieve widespread market acceptance of our products.  Our ability to successfully sell our drugs and other products in the U.S. and other countries depends on the availability of adequate reimbursement from third-party payers such as private insurance plans, managed care organizations and Medicare and Medicaid. Much of our revenues for such products is and will be dependent on customers who rely on third party reimbursement. Third-party payers may influence the pricing or perceived attractiveness of our products by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement. Medical community or third-party healthcare payers may deny or delay acceptance of our products or may provide reimbursement at levels that are inadequate to support adoption of our products.

If these payers do not reimburse for our drugs, or only provide reimbursement significantly below the costs of such products, our potential market and revenues will be materially limited. Use of our products may never become widely reimbursed and the level of reimbursement we obtain may never be sufficient to permit us to generate substantial revenue.

If we are unable to develop and/or in-license or otherwise acquire new products and technologies, we may not be able to grow our company successfully.  To date, we have relied significantly on acquisitions and in-licensing of intellectual property for our growth. For example, since 2005 we have acquired seven companies, including Genaissance, which provided us with our lead drug candidate, vilazodone, and many of the assets at PGxHealth. If we are unable to develop products and services internally, or to acquire companies or other technologies, we may not be able to continue our growth or to establish a leadership position in our industry. Additionally, even if such companies and/or other assets are available, we may not be able to acquire them on reasonable terms and therefore be required to pay a premium for their acquisition.

Because a significant portion of our total assets are represented by goodwill and indefinite-lived intangible assets that are subject to mandatory annual and potentially interim impairment evaluations and definite-lived intangible assets that are reviewed for impairment if certain conditions exist, we could be required to write-off some or all of this goodwill and intangible assets, which may adversely affect our financial condition and results of operations.  Approximately 36%, or $42.9 million, of our total assets at December 31, 2009 are comprised of goodwill and indefinite-lived intangible assets, of which approximately $31.8 million is goodwill. Under U.S. generally accepted accounting principles, goodwill and indefinite-lived intangible assets are not amortized but are reviewed annually or more frequently if impairment indicators arise. The unamortized values of definite-lived intangibles are reviewed if certain conditions exist. There was no impairment charge during the nine months ended December 31, 2009. When we perform future impairment tests, it is possible that the carrying value of goodwill or intangible assets could exceed their implied fair value and therefore would require adjustment. Such adjustment would result in a charge to earnings in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

We might enter into new acquisitions that are difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.  Our success will depend in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. We expect to seek to acquire businesses, technologies or products that will complement or expand our existing business, including acquisitions that could be material in size and scope. Any acquisition we might make in the future might not provide us with the benefits we anticipated in entering into the transaction. Any future acquisitions involve various risks, including:

•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•	the risk of diverting management’s attention from normal daily operations of the business;

•	potential difficulties in completing projects associated with in-process research and development;

•	risks of entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	initial dependence on unfamiliar supply chains or relatively small supply partners;

•	unexpected expenses resulting from the acquisition;

•	potential unknown liabilities associated with acquired businesses;

•	insufficient revenues to offset increased expenses associated with the acquisition; and

•	the potential loss of key employees of the acquired companies.

An acquisition could result in the incurrence of debt, restructuring charges and large one-time write-offs. Acquisitions also could result in goodwill and other intangible assets that are subject to impairment tests, which might result in future impairment charges. Furthermore, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders will be diluted.

From time to time, we might enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions properly, we could fail to achieve our anticipated level of growth and our business and operating results could be adversely affected.

We are dependent upon certain key personnel.  We are highly dependent upon the principal members of our management, legal and scientific staff, including Andrew J. Fromkin, our President and Chief Executive Officer, C. Evan Ballantyne, our Chief Financial Officer, Caesar J. Belbel, our Chief Legal Officer, Carol R. Reed, M.D., our Chief Medical Officer, and James P. Shaffer, our Chief Commercial Officer. The loss of the service of any of these persons or other senior managers and key scientific and other personnel could seriously harm our business operations, product development and commercialization efforts.

In order to conduct clinical trials and to market our drugs, we will have to develop approved methods to produce these drugs using appropriate quality controls and at commercially viable rates.  In order to conduct clinical trials and ultimately to market any drugs we may develop, we or our third party contractors will need to obtain chemicals and components and, in some cases, licenses for proprietary formulation technology necessary for the manufacture of the products from third parties. We or our contractors will then need to implement the necessary technology in order to produce the drugs to exacting standards set by us and regulatory authorities. This is an uncertain and time-consuming process; any disruption in it may delay or harm our ability to continue clinical development or commercialization of our products. For drugs which have reached the last stage of clinical trials, we or our contractors will have to develop methods to scale up the production of the drug at commercially viable rates. If we are not able to scale the process in a timely manner or do not have the ability to produce the drug economically, we may not be able to enter the market with a viable product. This would harm our financial and commercial prospects.

If we cannot successfully form and maintain suitable arrangements with third parties for the manufacturing of the products we may develop, our ability to develop or deliver products may be impaired.  We have little experience in manufacturing products for commercial purposes and do not have manufacturing facilities. Accordingly, we must either develop such facilities, which will require substantial additional funds, or rely on contract manufacturers for the production of products for development and commercial purposes. We have signed contracts with suppliers for the production of vilazodone material and tablets for our clinical trials and for commercial drug and drug product and have contracted for sufficient materials, so we are therefore completely reliant on these contract manufacturers to fulfill these requirements. In some cases, these third party manufacturers and suppliers are our sole source of drug product and/or tablets for vilazodone. Failure of those contract manufacturers would seriously harm our ability to successfully commercialize vilazodone and our ability to complete our clinical trial programs for any of our compounds in development and to have suitable product to commercialize.

New drug development is a lengthy and complex process, and we may be unable to commercialize any of the products we develop.  Before we can develop drugs and gain marketing approval, we need to accomplish some or all of the following:

•	identify compounds with chemical, pharmacokinetic, and pharmacodynamic properties appropriate for human development;

•	complete nonclinical studies related to the pharmacologic and toxicologic properties of the compound;

•	submit an IND to the FDA or equivalent application to other regulatory agencies to begin first-in-human studies;

•	undertake clinical trials to establish the efficacy, safety, and other aspects of our drug candidates;

•	successfully manufacture drug substance and drug product for clinical trial and commercial uses;

•	expend significant resources;

•	maintain and expand our intellectual property rights;

•	obtain, where necessary, marketing approvals from the FDA and other regulatory agencies for the intended indication; and

•	find collaborative partners with manufacturing and commercial capabilities for our current and future drug candidates.

The process of developing new drugs takes years.  Our product development efforts may fail for many reasons, including:

•	the failure of products in the research and development stage;

•	the high cost of clinical trials and our lack of financial and other resources;

•	the inability to acquire sufficient resources to assist in conducting clinical trials; and

•	the inability to establish the safety and efficacy or clinical utility of our products.

Success in early clinical trials is not replicated often in later studies; few research and development projects result in commercial products. At any point, we may abandon development of a product candidate or we may be required to expend considerable resources repeating clinical trials, which would adversely impact the timing for revenues from those product candidates. In addition, as we develop products, we may partner with third parties or be required to make significant investments in product development, marketing and selling resources. If a clinical study fails to demonstrate the prospectively defined endpoints of the study, we may abandon the development of the product or product feature that was the subject of the clinical trial, which could harm our business.

Our operations may be affected by unexpected problems frequently encountered in connection with the development and transition to other technologies and by the competitive environment in which we operate.  Even if we are successful in establishing genetic associations or in demonstrating safety and efficacy of a drug candidate in clinical trials, there is no guarantee that we will be successful in our product development efforts. Even if we develop products for commercial use, these products may not be accepted by the research, diagnostic, medical and pharmaceutical marketplaces or be capable of being offered at prices that will enable us to become profitable. Our products may not ultimately prove to be useful for commercial markets, meet applicable regulatory standards or be successfully marketed.

Covenants in our convertible notes restrict our financial and operational flexibility.  We are subject to certain covenants under the convertible notes we issued in 2009 that restrict our financial and operational flexibility. For example, we are restricted from incurring additional indebtedness, redeeming or declaring or paying any cash dividend or cash distribution on our common stock, or issuing or selling any rights, warrants or options to subscribe for or purchase our common stock or securities convertible into or exercisable for our common stock at a price which is less than the then market price of the common stock, other than in connection with an underwritten public offering. As a result of these covenants, our ability to finance our operations through the incurrence of additional debt or the issuance of shares of our common stock is limited.

Risk Factors Relating to Our Intellectual Property

If we are unable to protect effectively our intellectual property, we may not be able to operate our business and third parties may use our technology, both of which would impair our ability to compete in our markets.  Our success will depend in significant part on our ability to obtain and maintain meaningful patent protection for certain of our technologies and products throughout the world. Patent law relating to the scope of claims in the technology fields in which we will operate is still evolving. The degree of future protection for our proprietary rights is uncertain. We will rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending or future patent applications may not issue as patents, and any patent previously issued to us or our subsidiaries may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents that have been issued to us or our subsidiaries or that may be issued to us in the future may not be sufficiently broad to prevent third parties from producing competing products similar to our products. In addition, the laws of various foreign countries in which we plan to compete may not protect our intellectual property to the same extent as do the laws of the U.S. If we fail to obtain adequate patent protection for our proprietary technology, our ability to be commercially competitive will be materially impaired.

The patent positions of life science companies are generally uncertain and involve complex legal and factual questions. Our business could be hurt by any of the following:

•	pending patent applications may not result in issued patents;

•	the claims of any issued patents may not provide meaningful protection;

•	the claims of any issued patents may be invalidated or held unenforceable under current law or upon changes in patent law:

•	we may be unsuccessful in developing additional proprietary technologies that are patentable;

•	our patents may not provide a basis for commercially viable products or provide us with any competitive advantages and may be challenged by third parties; and

•	others may have patents that relate to our technology or business.

Third parties have filed, and in the future are likely to file, patent applications covering biomarkers and related methods that we have developed or may develop technology upon which our technology platform depends. If patent offices issue patents on these patent applications and we wish to use those biomarkers or technology, we would need to obtain licenses from third parties. However, we might not be able to obtain any such license on commercially favorable terms, if at all, and if we do not obtain these licenses, we might be prevented from using certain technologies or taking certain products to market.

In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade-secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and strategic partners upon the commencement of a relationship. However, we may not obtain these agreements in all circumstances. In the event of unauthorized use or disclosure of this information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets and other proprietary information would impair its competitive advantages and could have a material adverse effect on our operating results, financial condition and future growth prospects.

If third parties make or file claims of intellectual property infringement against us, or otherwise seek to establish their intellectual property rights, we may have to spend time and money in response and cease some of our operations.  Third parties may claim that we are employing their proprietary technology without authorization or that we are infringing on their patents. We could incur substantial costs and diversion of management and technical personnel in defending against any of these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize and sell products. In the event of a successful claim of infringement, courts may order us to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.

Any patent protection we obtain for our products may not prevent marketing of similar competing products.  Patents on our products may not prevent our competitors from designing around and developing similar compounds or compounds with similar modes of action that may compete successfully with our products. Such third party compounds may prove to be superior to our products or gain wider market acceptance and thus adversely affect any revenue stream that we could otherwise expect from sales of our products.

Patents on our testing products may not prevent our competitors from designing around and developing similar tests that may compete successfully with our products. Such third party tests may prove to be superior to our products or gain wider market acceptance and thus adversely affect any revenue stream that we could otherwise expect from sales of our products.

Any patents we obtain may be challenged by producers of generic drugs.  Patents covering innovative drugs, which are also commonly referred to as “branded drugs” or “pioneer drugs,” face increased scrutiny and challenges in the courts from manufacturers of generic drugs who may receive benefits such as limited marketing co-exclusivity if the challenge is successful. Such patent challenges typically occur when the generic manufacturer files an Abbreviated NDA with the FDA and asserts that the patent or patents covering the branded drug are invalid or unenforceable, forcing the owner or licensee of the branded drug to file suit for patent infringement. If any patents we obtain covering our pharmaceutical products are subject to such successful patent challenges, our marketing exclusivity may be eliminated or reduced in time, which would thus adversely affect any revenue stream that we could otherwise expect from sales of our products.

Patents pending may not issue.  A number of our products are covered by patent applications that have not yet had their claims approved. Though we only submit patent applications that we believe have a reasonable probability of issuing, there is significant risk the patent applications may not be granted, or, if they are granted, may be granted with claims significantly less desirable than for which were originally applied.

We may be unable to achieve milestones contained in our licensing agreements and have our license revoked by our licensors.  Obtaining the milestones set forth in some of our licensing agreements requires performance on the part of us and may also depend on the successful work of suppliers, contractors, and sub-licensees. We cannot assure that there will be scientific, operational, or other success that will enable us to achieve the milestones to which we have agreed. Nor can we guarantee that we will be able to successfully renegotiate milestones with our licensors in the event that we desire or need to do so. In such instances, revocation of its license to the intellectual property upon which our business is built is a possibility and would significantly decrease our opportunities for success. Alternatively, licensees may impose additional goals or requirements on us in order to agree to extend the time of performance of our existing goals. Any termination of license agreements could significantly decrease our opportunities for success.

Risk Factors Relating to Regulatory Matters

Preclinical and clinical trials are time consuming, expensive, and uncertain processes.  Before the FDA approves a drug candidate for marketing, it is tested for safety and efficacy in preclinical testing and human clinical trials. The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an IND for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans in the U.S. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, dose and dose schedule of the product candidate in humans, as well as the ability to produce the drug substance and drug product in accordance with cGMP requirements. Preclinical testing and clinical development are long, expensive and uncertain processes. During the process, we expect to incur significant expenses to conduct trials and follow required regulatory processes.

Positive results from preclinical studies and clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We do not know when, or if, our current clinical trials will be completed. Many factors affect patient enrollment including:

•	the size of the patient population;

•	the proximity of patients to clinical sites;

•	the eligibility criteria for the trial and the demands of completing the trial;

•	alternative therapies or technologies; and

•	competing clinical trials and new drugs approved for the conditions or indications we are investigating.

As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Such delays may increase our costs and slow down our product development and the regulatory approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. The occurrence of any of these events will delay our ability to generate revenue from product sales and impair our ability to become profitable, which may cause us to have insufficient capital resources to support our operations.

Additionally, we cannot be certain that the necessary types of patients can be enrolled in the required time frame, if ever. The clinical program for Stedivaze, for instance, may require the enrollment of patients with severe cardiac disease and these patients may be difficult or impossible to enroll. We may have to rely upon significant enrollment of patients at sites outside of the United States, which may produce results that lack application to the US population. It may also be necessary to utilize marketed products in our clinical trials, for example, as active comparators. We cannot be certain that supplies of other agents will be available for our trials.

Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory agencies or by us if it is believed that the patients participating in trials are being exposed to unacceptable risks or if deficiencies are found in the clinical trial procedures. In addition, our or our collaborators’ failure to comply with applicable regulatory requirements may result in failure to gain marketing approval, criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

Regulatory approval of vilazodone or other products may be delayed, may require additional studies to be conducted or may not be obtained.  Due to the risks and uncertainties in drug development, products, such as vilazodone, that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect, may require additional resources to gain FDA approval or may never gain FDA approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include the following:

•	we must demonstrate through clinical trials that the proposed drug product is safe and effective for its intended use;

•	data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals; and

•	we have limited experience in manufacturing and supply of the drug substance and drug product, which is necessary to gain regulatory approval and to commercialize the drug product.

Even if our drug candidates obtain regulatory approval, we will be subject to on-going government regulation.  Even if our drug candidates obtain regulatory approval, our products will be subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with Risk Evaluation and Mitigation Strategies (REMS) and drug sampling and distribution requirements. In addition, updated safety and efficacy information must be maintained and provided to the FDA. We or our collaborative partners, if any, must comply with requirements concerning advertising and promotional labeling, including the prohibition against promoting and non-FDA approved or “off-label” indications or products. Failure to comply with these requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines.

Quality control and manufacturing procedures must continue to conform to cGMP after approval. Drug and biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance. Further FDA inspections may identify compliance issues at our contract manufacturers that may disrupt production or distribution or require substantial resources to correct.

After FDA approval of a product, the discovery of problems with a product or its class, or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application. These include withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay or prevent further marketing. Newly discovered or developed safety or effectiveness data, including from other products in a therapeutic class, may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects. It is also possible that rare but serious adverse effects not seen in our clinical development program of vilazodone or other drug candidates may be identified after marketing approval. This could result in withdrawal of our product from the market.

Compliance with post-marketing regulations may be time-consuming and costly and could delay or prevent us from generating revenue from the commercialization of our drug candidates.

Risks Related to Our Dependence on Third Parties

We rely on third-party manufacturers and we or such third parties may encounter failures or difficulties that could delay the clinical development or regulatory approval of our drug candidates, or their ultimate commercial production if approved. We utilize third parties to manufacture all of our drug products and certain of those third parties are our sole source of drug product for vilazodone. We do not have manufacturing facilities that can produce sufficient quantities of drug products for large-scale clinical trials. Accordingly, we must either develop such facilities, which will require substantial additional resources, or rely, at least to some extent, on third-party manufacturers for the production of these substances. Furthermore, should we obtain FDA approval for any of our drug candidates, we expect to rely on third-party manufacturers for commercial production. Our dependence on others for manufacture needs may adversely affect our ability to develop and deliver drug products on a timely and competitive basis.

Any performance failure on the part of us or a third-party manufacturer could delay clinical development, regulatory approval or, ultimately, sales of our drug candidates. We or third-party manufacturers may encounter difficulties involving production yields, regulatory compliance, lot release, quality control and quality assurance, as well as shortages of qualified personnel. Approval of our drug candidates could be delayed, limited or denied if the FDA does not approve our or a third-party manufacturer’s processes or facilities. Moreover, the ability to adequately and timely manufacture and supply drug candidates is dependent on the uninterrupted and efficient operation of the manufacturing facilities, which is impacted by many manufacturing variables including:

•	availability or contamination of raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier;

•	capacity of our facilities or those of our contract manufacturers;

•	facility contamination by microorganisms or viruses or cross contamination;

•	compliance with regulatory requirements, including Form 483 notices and Warning Letters;

•	changes in forecasts of future demand;

•	timing and actual number of production runs;

•	production success rates and bulk drug yields; and

•	timing and outcome of product quality testing.

In addition, we or our third-party manufacturers may encounter delays and problems in manufacturing our drug candidates or drugs for a variety of reasons, including accidents during operation, failure of equipment, delays in receiving materials, natural or other disasters, political or governmental changes, or other factors inherent in operating complex manufacturing facilities. Supply chain management is complex, and may involve sourcing from a foreign country or countries. Commercially available starting materials, reagents and excipients may become scarce or more expensive to procure, and we may not be able to obtain favorable terms in agreements with subcontractors. We or our third-party manufacturers may not be able to operate our respective manufacturing facilities in a cost-effective manner or in a time frame that is consistent with our expected future manufacturing needs. If we or our third-party manufacturers cease or interrupt production or if our third-party manufacturers and other service providers fail to supply materials, products or services to us for any reason, such interruption could delay progress on our programs, or interrupt the commercial supply, with the potential for additional costs and lost revenues. If this were to occur, we may also need to seek alternative means to fulfill our manufacturing needs.

We rely on third parties to conduct our clinical trials and many of our preclinical studies. If those parties do not successfully carry out their contractual duties or meet expected deadlines, our drug candidates may not advance in a timely manner or at all.  In the course of our discovery, preclinical testing and clinical trials, we rely on third parties, including laboratories, investigators, clinical research organizations and manufacturers, to perform critical services for us. For example, we rely on third parties to conduct our clinical trials and many of our preclinical studies. Clinical research organizations are responsible for many aspects of the trials, including the recruitment and enrollment of patients. Although we rely on these third parties to conduct our clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, commonly referred to as good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. Our reliance on third parties does not relieve us of these responsibilities and requirements. These third parties may not be available when we need them or, if they are available, may not comply with all regulatory and contractual requirements or may not otherwise perform their services in a timely or acceptable manner, and we may need to enter into new arrangements with alternative third parties and our clinical trials may be extended, delayed or terminated. These independent third parties may also have relationships with other commercial entities, some of which may compete with us. In addition, if such third parties fail to perform their obligations in compliance with our clinical trial protocols or GCPs, our clinical trials may not meet regulatory requirements or may need to be repeated. As a result of our dependence on third parties, we may face delays or failures outside of our direct control. These risks also apply to the development activities of collaborators, and we do not control collaborators’ research and development, clinical trials or regulatory activities.

Our operations involve hazardous materials and medical waste and are subject to environmental, health and safety controls and regulations Any claim relating to our improper handling, storage or disposal of biological and hazardous materials could be time-consuming and costly, and may exceed our resources.  We are subject to environmental, health and safety laws and regulation, including those governing the use of biological and hazardous materials as well as medical waste. The cost of compliance with environmental, health and safety regulations is substantial. Our business activities involve the controlled use of hazardous materials, and we cannot eliminate the risk of accidental contamination or injury from these materials. While we believe that we are currently in compliance with all material rules and regulations governing the use of hazardous materials and, to date, we have not had any adverse experiences, in the event of accident or environmental discharge. We may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

Our business involves animal testing and changes in laws, regulations or accepted clinical procedures or social pressures could restrict our use of animals in testing and adversely affect our research and development efforts.  Many of the research and development programs we sponsor involve the use of laboratory animals. Changes in laws, regulations or accepted clinical procedures may adversely affect these research and development efforts. Social pressures that would restrict the use of animals in testing or actions against us or our partners by groups or individuals opposed to testing using animals could also adversely affect these research and development efforts. In addition, preclinical animal studies conducted by us or third parties on our behalf may be subject to the U.S. Department of Agriculture regulations for certain animal species. Failure to comply with applicable regulations could extend or delay clinical trials conducted for our drug candidates.

Risk Factors Relating to Our Industry

If we were sued for product liability, we could face substantial liabilities that may exceed our resources.  We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of pharmaceutical and related methodologies. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we or our commercial partners develop may be prevented or inhibited. Product liability claims, whether or not they have merit, could decrease demand for our products, divert the attention of our management and key personnel from our core business, require us to spend significant time and money in litigation or pay significant damages, all of which could prevent or interfere with the commercialization and development of products and adversely affect our business. Claims of this nature could also subject us to product recalls or harm our reputation, which could damage our position in the market.

We may not be able to compete successfully with other companies and government sponsored entities in the development and marketing of products and services.  Competition in drug discovery and development and in other areas of business, including genetic testing, is intense and is expected to increase. We have numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, and other government-sponsored entities and companies. Our collaborators may compete with us. Many of our competitors, either alone or with collaborators, have considerably greater capital resources, research and development staffs and facilities and technical and other resources than we do, which may allow them to discover important genes or develop drugs based on such discoveries before we do. We believe that a number of our competitors are developing competing products and services that may be commercially successful and that are further advanced in development than our potential products and services. Even if we are successful in developing effective products or services, our products and services may not successfully compete with those of our competitors, including cases where the competing drugs use the same mechanism of action as our products. Our competitors may succeed in developing and marketing products and services that are more effective than ours or that are marketed before ours.

Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to our research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of our research projects and commercial products and make it more difficult for us to compete. We may also face competition from other entities in gaining access to DNA samples used for research and development purposes. Our competitors may also obtain patent protection or other intellectual property rights that could limit our rights, or our customers’ ability, to use our technologies or databases or commercialize therapeutic or diagnostics products. In addition, we face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to proprietary technology.

We expect competition to intensify as technical advances are made and become more widely known. Our future success will depend in large part on maintaining a competitive position in the genomic field. Rapid technological development may result in products or technologies becoming obsolete before we recover the expenses we incur in developing them.

Our ability to compete successfully will depend, in part, on our ability and that of our collaborators to:

•	develop proprietary products;

•	develop and maintain products that reach the market first, and are technologically superior to and more cost effective than, other products on the market;

•	obtain patent or other proprietary protection for our products and technologies;

•	attract and retain scientific and product development personnel;

•	obtain required regulatory approvals; and

•	manufacture, market and sell products that we develop.

In the U.S. there have been, and we expect there will continue to be, a number of federal and state proposals to reform the health care system in ways that could adversely impact the available reimbursement for, and therefore our ability to sell our products profitably.  In the U.S., both federal and state agencies continue to promote efforts to reduce healthcare costs. As a result of reimbursement and legislative proposals, and the trend toward managed health care in the U.S., third-party payors, including government and private payors, are also increasingly attempting to contain health care costs by limiting the coverage and the level of reimbursement of new drugs. These cost-containment methods may include, but are not limited to, using formularies, which are lists of approved or preferred drugs, requiring prior authorization or step therapy, which is a program to encourage using lower cost alternative treatments, basing payment amounts on the least costly alternative treatment, or refusing to provide coverage of approved products for medical indications other than those for which the FDA has granted marketing approval. Cost control initiatives could adversely affect the commercial opportunity or decrease the price of our products and may impede the ability of potential users of our products to obtain reimbursement, any of which could have a material adverse effect on our profitability and future business prospects.

We operate in a very competitive environment.  We expect to encounter intense competition from a number of companies that offer products in our targeted application areas. We anticipate that our competitors in these areas will include:

•	diagnostic and pharmaceutical companies;

•	companies developing drug discovery technologies;

•	companies developing molecular diagnostic and genetic tests; and

•	companies developing point-of-care diagnostic and genetic tests.

If we are successful in developing products in these areas, we will face competition from established companies and numerous development-stage companies that continually enter these markets. In many instances, competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than us. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

In addition, several development-stage companies are currently making or developing products that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the FDA, or marketing technologies or products that are more effective or commercially attractive than our current or potential products or that render our technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent us from successfully commercializing products.

Risk Factors Relating to Our Common Stock

Conversion of outstanding convertible notes and exercise of outstanding warrants could significantly dilute the ownership interests of existing stockholders.  The conversion or exercise of some or all of our outstanding convertible notes and warrants could significantly dilute the ownership interests of existing stockholders. As of June 4, 2010, there were 6,110,600 shares of our common stock issuable upon conversion of the convertible notes, which have a conversion price of $8.18 per share, and 4,262,354 shares of our common stock issuable upon the exercise of warrants, which have a weighted average exercise price of $11.88 per share. Any sales in the public market of the common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of our common stock. Moreover, the existence of the convertible notes may encourage short selling by market participants because the conversion of such convertible notes could be used to satisfy short positions, or the anticipated conversion of such convertible notes into shares of our common stock could depress the price of our common stock.

If the investors in our private placements sell their shares, which have been registered under the Securities Act, the market price of our common stock may decline significantly.  As of June 4, 2010, an aggregate of 15,955,761 shares of common stock have been registered under the Securities Act for sale by stockholders in connection with certain transactions completed by us. The registered shares consist of shares issued to investors in private placements in September 2008, June 2006 and November 2005, shares issuable upon conversion of outstanding convertible notes, and shares issuable upon exercises of outstanding warrants assumed in connection with various acquisitions. The registrations of those shares currently are effective, and therefore the registered shares are freely transferable. If a large number of shares are sold into the public market, the market price of our common stock may decline significantly. Moreover, the perception in the public market that the stockholders might sell shares of common stock could also depress the market price of our common stock.

Our directors, executive officers and their affiliated entities have substantial control over us and could limit the ability of other stockholders to influence the outcome of key transactions, including changes of control.  As of June 4, 2010, our executive officers, directors and their affiliated entities, in the aggregate, beneficially owned 60.2% of our outstanding common stock (which percentage reflects the shares of common issuable upon conversion of certain convertible notes and exercise of certain warrants issued to Randal J. Kirk and his affiliates). In particular, Randal J. Kirk, our Chairman, and his affiliated entities, in the aggregate, beneficially owned 56.0% of our outstanding common stock. Mr. Kirk and his affiliated entities are able to control or significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders might have interests that differ from yours, and they might vote in a way with which you disagree and that could be adverse to your interests. The concentration of common stock ownership could have the effect of delaying, preventing, or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and could negatively affect the market price of our common stock.

The price of our common stock is volatile and could cause investors to lose a substantial part of their investment.  The stock market in general and the stock prices of technology companies in particular, experience volatility which has often been unrelated to the operating performance of any particular company or companies. Our common stock is thinly traded and its price could decline regardless of our company’s actual operating performance. Investors also could lose a substantial part of their investment as a result of industry or market-based fluctuations. If a more active public market for our common stock is not created, it may be difficult for stockholders to resell their shares. A number of additional factors also could cause the prevailing market prices of our common stock to fluctuate significantly and could adversely impact such prices and the ability of our company to raise additional equity capital. Such factors include but are not limited to the following:

•	the timing of our announcements or of our competitors’ announcements regarding significant products, contracts or acquisitions;

•	variations in results of operations;

•	changes in earnings estimates by securities analysts;

•	general economic and market conditions; and

•	sales of substantial amounts of our common stock into the public market, or the perception that such sales might occur.

We could be subject to class action litigation due to stock price volatility, which, if it occurs, will distract our management and could result in substantial costs or large judgments against us.  The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of companies in the biopharmaceutical industry have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business, operating results and financial condition.

Our corporate documents and Delaware Law make a takeover of our company more difficult, which could prevent certain changes in control and limit the market price of the common stock.  Our charter and by-laws and Section 203 of the Delaware General Corporation Law contain provisions that could enable our management to resist a takeover of our company. For example, our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to cause our company to issue, up to 1.5 million shares of preferred stock. These provisions could discourage, delay, or prevent a change in the control of our company or a change in our management. They could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors are willing to pay in the future for shares of the common stock. Some provisions in our charter and by-laws could deter third parties from acquiring us, which could limit the market price of the common stock.

We currently do not intend to pay dividends on our common stock and consequently, investors’ only opportunity to achieve a return on their investment is if the price of our common stock appreciates.  We currently do not plan to pay dividends on shares of our common stock in the near future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates.

Future equity issuances or a sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.  Because we may need to raise additional capital in the future to continue to expand our business and our research and development activities, among other things, we may conduct additional equity offerings. If we or our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of options and warrants) in the public market, the market price of our common stock could fall. A decline in the market price of our common stock could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.  Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.  The public offering price of the common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $     per share. See “Dilution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, forward-looking statements regarding our expected performance and financial results in future periods — which include words such as “expect,” “believe,” “will,” “would,” “may,” “anticipate” and similar expressions — are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, including those described above under “Risk Factors,” that could cause actual results to differ materially from those described in the preceding forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus also contain market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be $      million (or approximately $      million if the underwriters exercise their overallotment option in full) after deducting the estimated underwriting discounts and offering expenses payable by us.

We intend to use the net proceeds of this offering for the following:

•	developing and implementing commercialization plans for vilazodone, our lead therapeutic candidate for the treatment of major depressive disorder, for which an NDA is currently under review by the FDA;

•	the funding of clinical development activities for Stedivaze, including a Phase III clinical development program;

•	the continued development of our other products and drug candidates, and

•	working capital and other general corporate purposes, which may include the acquisition of businesses, technologies and products that will complement our existing operations.

We assess acquisition opportunities on an ongoing basis and from time to time have discussions with other companies about potential transactions. We currently do not have any agreement with respect to an acquisition, and we cannot assure you that we will make any acquisitions in the future.

These expected uses of net proceeds of this offering represent our current intentions based upon our present plans and business conditions. The amounts and timing of our actual expenditures will depend on numerous factors, including the ongoing status of and results from clinical trials and other studies for our product candidates, the development of our preclinical product pipeline, any collaborations we may enter into with third parties for our product candidates, the pursuit of acquisitions or other strategic opportunities and any unforeseen cash needs. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending use of the net proceeds of this offering, we intend to invest the net proceeds in accordance with our investment policy guidelines, which currently provide for investment of funds in cash equivalents, U.S. government obligations, high grade and corporate notes, and commercial paper.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the Nasdaq Global Market under the trading symbol “CLDA.”

The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our common stock for each quarter in fiscal years 2009, 2010 and 2011 to date, as reported by the Nasdaq Global Market.

	Price
	High	Low

Fiscal Year Ended March 31, 2009:
First Quarter	19.68	14.25
Second Quarter	19.59	12.74
Third Quarter	16.46	7.15
Fourth Quarter	11.93	6.38
Fiscal Year Ended March 31, 2010:
First Quarter	15.94	10.39
Second Quarter	17.00	9.00
Third Quarter	21.94	14.62
Fourth Quarter	22.39	14.65
Fiscal Year Ending March 31, 2011:
First Quarter (through June 4, 2010)	19.97	14.50

On June 8, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $14.36 per share.

As of June 4, 2010, there were approximately 467 holders of record of our common stock.

We have not declared or paid any cash dividends in fiscal years 2009, 2010 or 2011 to date. We currently do not plan to pay dividends on shares of our common stock in the near future. We are restricted from paying any cash dividend or making any cash distribution on our common stock under the terms of our outstanding convertible notes. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of shares of common stock in this offering at a public offering price of $ and after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	As of December 31, 2009
	Actual	As Adjusted
	(Unaudited, dollars in thousands)

Cash, cash equivalents and marketable securities, at fair value	$70,189	$

Long-term liabilities	$58,779		$58,779

Stockholders’ equity
Preferred stock, $.01 par value, 1,500,000 shares authorized and no shares issued or outstanding	—		—
Common stock, $.01 par value; 60,000,000 shares authorized and 26,506,000 shares issued and outstanding, actual; 60,000,000 authorized and issued and outstanding, as adjusted	265
Additional paid-in capital	340,755
Accumulated deficit	(301,309)		(301,309)

Total stockholders’ equity	39,711

Total capitalization	$98,490	$

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of common stock and the adjusted net tangible book value per share of common stock immediately after this offering. The net tangible book value of our common stock as of December 31, 2009 was negative $3.2 million, or negative $0.12 per share. Net tangible book value per share is determined by dividing (1) our total tangible assets less our total liabilities by (2) the number of shares of common stock outstanding.

After giving effect to our sale of           shares of common stock in this offering at a public offering price of $      per share and after deducting underwriting discounts and estimated offering expenses payable by us, our adjusted net tangible book value as of December 31, 2009 would have been $      million, or $      per share. This represents an immediate increase in net tangible book value to existing stockholders of $      per share and an immediate dilution to new investors of $      per share. The following table illustrates this per share dilution:

Public offering price per share		$
Net tangible book value per share as of December 31, 2009	$(0.12)
Increase per share attributable to sale of shares in this offering
Adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

If the underwriters exercise their over-allotment option in-full to purchase           additional shares of common stock in this offering, the adjusted net tangible book value per share after the offering would be $      per share, the increase in the net tangible book value per share to existing stockholders would be $     per share and the dilution to new investors purchasing common stock in this offering would be $     per share.

The preceding discussion and tables assume no conversion or exercise of our convertible notes, warrants and options outstanding as of December 31, 2009. As of December 31, 2009, there were notes outstanding convertible into 6,110,600 shares of common stock at a conversion price of $8.18 per share, warrants outstanding and exercisable to acquire 4,262,354 shares of our common stock at a weighted average exercise price of $11.88 per share, 2,068 shares issuable pursuant to certain deferred stock units, up to 204,503 shares potentially issuable under certain contingent value rights issued in connection with our acquisition of Avalon Pharmaceuticals, Inc. in May of 2009, a minimum of 163,602 shares of which will, as of the date hereof, be issued on or about June 30, 2010, and options outstanding and vested to purchase a total of 2,122,489 shares of common stock at a weighted average exercise price of $13.56 per share.

UNDERWRITING

BMO Capital Markets Corp. is acting as the representative of the underwriters. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase from us, and we have agreed to sell to such underwriter, the respective number of shares of common stock shown opposite its name below.

Number of
Underwriter	Shares

BMO Capital Markets Corp.
Wedbush Morgan Securities, Inc.
Roth Capital Partners, LLC
Total:

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares if they purchase any of the shares other than those shares covered by the over-allotment option described below.

The representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price presented on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

The underwriters have an option to buy up to           additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any shares are purchased with this over-allotment option, the underwriters will purchase these over-allotment shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representative. The representative, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (i) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to the company occurs, or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs, provided, however, this provision will not apply if, within three days of the termination of the 90-day restricted period, we deliver to the representative a certificate, signed by our chief financial officer or chief executive officer, certifying that our shares of common stock are, as of the date of delivery of such certificate, “actively trading securities,” as defined in Regulation M under the Exchange Act.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With Full
	Over-Allotment	Over-Allotment

Per Share	$	$
Total	$	$

We have also agreed to reimburse the fees, disbursements and other charges of counsel to the underwriters in an amount not to exceed $100,000.

Our common stock is listed on the Nasdaq Global Market under the symbol “CLDA.”

The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions, penalty bids or purchases and passive market making for the purposes of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions. The position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Certain of the underwriters have performed or may perform investment and commercial banking and advisory services for us from time to time for which they have received or may receive customary fees and expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Cooley LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of Clinical Data, Inc., incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, and the effectiveness of Clinical Data, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and contains an explanatory paragraph concerning doubt about the Company’s ability to continue as a going concern, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Clinical Data, Inc. The SEC’s Internet site can be found at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into our registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus are a part, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement modifies, supersedes and replaces information incorporated by reference into this prospectus supplement that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC and deemed to be incorporated by reference into this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement. We incorporate by reference into the registration statement and this prospectus supplement the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended March 31, 2009 filed with the SEC on June 15, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 10, 2009, for the quarter ended September 30, 2009, filed with the SEC on November 9, 2009 and for the quarter ended December 31, 2009, filed with the SEC on February 9, 2010;

•	Our Definitive Proxy Statement filed with the SEC on July 29, 2009; and

•	Our Current Reports on Form 8-K/A filed with the SEC on June 26, 2009, and on Form 8-K on April 1, 2009, April 3, 2009, April 20, 2009 (as amended on April 27, 2009 (including all exhibits thereto)), June 2, 2009, June 3, 2009, September 4, 2009, September 18, 2009, October 28, 2009, May 17, 2010, May 24, 2010, May 25, 2010, June 7, 2010 and June 8, 2010.

You may obtain a copy of all of the documents that have been incorporated by reference in this prospectus supplement, including exhibits to these documents, without charge by requesting them from us. If you would like to request documents from us, please send a request in writing or by telephone at the following address or telephone number:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
Tel: (617) 527-9933
Attn: Chief Legal Officer

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced, will not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

CLINICAL DATA, INC.

Common Stock
Preferred Stock
Warrants
Debt Securities

This prospectus will allow us to issue up to an aggregate of $150,000,000 of our common stock, preferred stock, warrants, and debt securities from time to time at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this document and any prospectus supplement carefully before you invest.

Our common stock is listed on The Nasdaq Global Market under the symbol “CLDA.” On June 15, 2007, the last reported sale price of our common stock was $21.92 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described in our Annual Report on Form 10-K on file with the Securities and Exchange Commission as well as “Risk Factors” on page 2. We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to offer or sell our common stock unless accompanied by a prospectus supplement.

Our securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of our common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such common stock and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 28, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell shares of our common stock and/or preferred stock, various series of debt securities and/or warrants to purchase any of such securities, in one or more offerings, with an aggregate initial offering price of up to $150,000,000. Each time we sell a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. This prospectus may not be used to consummate sales of securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Clinical Data,” “the Company,” “we,” “us,” “our” and similar names refer to Clinical Data, Inc. and our subsidiaries.

ii

CLINICAL DATA, INC.

We are a Delaware corporation headquartered in Newton, Massachusetts. We manage our businesses in three segments (i) “Molecular Services” which includes PGxHealth LLC (PGxHealth) and Cogenics, Inc. (Cogenics), (ii) “Clinics & Small Hospitals” which includes Vital Scientific NV (Vital Scientific) and Electa Lab s.r.l. (Electa Lab) and (iii) “All Other” which includes corporate-related items and income and expense not allocated to reportable segments.

Under our PGxHealthtm brand name and division, we focus on biomarkers and related test development, validation and commercialization activities with a primary focus on improving the efficacy and safety of drugs for individuals. These genetic tests are marketed to providers, payers and consumers and are available by prescription only. PGxHealth is also seeking to develop and commercialize our first drug, Vilazodone, a novel dual serotonergic antidepressant compound being studied for treatment of depression along with a potential companion pharmacogenetic test that will be developed and likely marketed by our PGxHealth division. PGxHealth will also continue to seek opportunities similar to Vilazodone to develop and commercialize promising therapeutics with potential companion pharmacogenetic tests.

Through our Cogenicstm brand name and division, we offer a wide range of molecular and pharmacogenomics services which are marketed and provided to pharmaceutical, biotech, academic, agricultural and government clients to assist them in endeavors relating to human, animal and plant genomes. The Cogenics unit offers a broad range of services including sequencing, genotyping, gene expression, bio-banking and others, which together represent one of the broadest offerings in this industry. Furthermore, these services are offered in both regulated and unregulated environments. Cogenics operates CLIA-certified laboratories (Clinical Laboratory Improvement Amendments of 1988) and performs the genetic tests for PGxHealth.

Our Vital Scientific and Electra Lab units participate in the in vitro diagnostic (IVD) testing markets and manufacture and distribute clinical laboratory instrumentation and related assays. Vital Scientific is headquartered in the Netherlands and Electa Lab is headquartered in Italy. We provide our IVD products and services in Europe, Asia and the U.S. through distributors and original equipment manufacturer (OEM) partnerships.

We were formed in 1972 to offer ambulatory diagnostic monitoring for clinical and research applications. Our transformation began in 2005 when we established our molecular and pharmacogenomics services business in the third and fourth quarters of fiscal 2006 through the acquisition of Genaissance Pharmaceuticals, Inc. (Genaissance), Icoria, Inc. (Icoria) and Genome Express S.A. (Genome Express). The acquired businesses had a significant impact on the reported results of operations and financial position for the latter half of fiscal 2006 and all of fiscal 2007. Prior to the acquisitions, Genaissance, Icoria and Genome Express reported significant operating losses and used significant cash in their respective operations. These operating losses may continue for the next twelve months or longer depending upon business developments and research and development efforts, particularly those related to Vilazodone and PGxHealth.

On October 6, 2005 we completed the acquisition of Genaissance, a leader in the discovery and application of human gene variation for the development of a new generation of DNA-guided tests and therapeutic products with an established market presence in pharmacogenomics and molecular services. The acquisition of Genaissance enabled us to advance and commercialize our PGxPredicttm line of genetic tests, which we more broadly call Therapeutic Diagnosticstm, with the intention of marketing these tests to allow care givers to optimize the use of specific therapies in individuals. A subset of these tests utilizes products and technologies that were already commercialized by Genaissance. These technologies also have the potential to generate other products for future commercialization through PGxHealth. In addition, we advanced our in-licensed therapeutic, Vilazodone, through its first pivotal Phase III clinical trial and we expected results from this trial late in the second quarter of fiscal 2008. Through this acquisition, we also gained the know-how to in-license and further develop intellectual property from outside parties to develop and commercialize genetic tests and therapeutics. The acquisition of Genaissance was an important step in our objective to grow our business and revenues in the strategic areas of pharmacogenomics and molecular services, genetic testing, and targeted therapeutics.

On December 20, 2005, we completed the acquisition of Icoria, a biotechnology company, which analyzes biological function at the level of gene expression and biochemical pathways to discover and validate novel biomarkers for the research community. Icoria’s income was primarily generated from government grants.

On March 7, 2006, through our wholly-owned subsidiary Clinical Data B.V., we purchased all of the issued and outstanding shares of the French company, Genome Express. Genome Express is focused on providing genomics and post-genomics technology contract services, and genetic sequencing and molecular biology services, and on performing integrated genomics analysis. This acquisition further expanded our footprint in Europe for the provision of pharmacogenomics and molecular services and our genetic tests.

On December 26, 2006, to reflect our integration of these acquisitions, we changed the name of Genaissance to Cogenics, and added the Cogenics brand name to the names of Icoria (Cogenics Icoria) and Genome Express (Cogenics Genome Express). These new names reflect the comprehensive and complementary range of molecular and pharmacogenomics services offered by these entities. On November 20, 2006, we formed PGxHealth to centralize the development and commercialization of genetic tests and our sole therapeutic, Vilazodone. PGxHealth’s tests will assist providers and payers in determining the most appropriate therapeutic for a particular patient, which should assist in the reduction of therapeutic and/or medical costs and improvement of clinical outcomes. Intellectual property, infrastructure, personnel and other assets from Genaissance are the basis for PGxHealth.

Vital Scientific and Electa Lab instruments are marketed worldwide through distributors and OEM partnerships. Worldwide we have an installed base of over 15,000 units. Vital Scientific and Electra Lab provide our IVD products and services in Europe, Asia and the U.S.

Our headquarters are located at One Gateway Center, Suite 702, Newton, MA 02458. Our telephone number is (617) 527-9933 and our website is located at http://www.clda.com. The information on our website is not incorporated by reference into this filing. Our Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and Current Reports on Forms 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after they have been filed with or furnished to the SEC.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents we have filed with the SEC that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, forward-looking statements regarding the Company’s expected performance and financial results in future periods — which include words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “would”, “may”, “anticipate(s)”, and similar expressions — are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the preceding forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date made. The following factors known to management, including those set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and our subsequent Quarterly Reports on Forms 10-Q filed with the SEC could cause actual results to differ materially from those described in such forward-looking statements: our ability to raise cash or to produce cash from operations sufficient to fund our current level of activities, including clinical trials; the effects of regulatory decisions and approvals (or failure to obtain approvals) on our drug candidates and other existing products; our ability to continue to attract new customers and obtain new and expanded business opportunities from existing customers; management of our growth and successful integration of our operations with those of acquired subsidiaries; continued growth in demand in the United States and abroad for products and consulting services such as those we offered; and the effect of intensifying competition among a rising number of companies offering products and services similar to those we offered. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In addition, we encourage you to review the risk factors contained in our Annual Report on Form 10-K and in our other reports, registration statements and other documents filed from time to time with the SEC which describe a number of additional risks and uncertainties that could cause actual results to differ materially from those expected in the forward-looking statements made in such reports.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our securities for our operations and for other general corporate purposes, including, but not limited to, working capital, development of our clinical and preclinical product candidates, capital expenditures, investments, and acquisitions.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and our ratio of combined fixed charges and preference dividends to earnings for the periods indicated.

	Year Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)	(15.7)	(39.6)	5.3	6.8	1.8
Ratio of combined fixed charges and preference dividends to earnings(2)	NM	NM	5.3	6.8	1.8

(1)	For purposes of this calculation, “earnings” consist of income (loss) before income taxes and fixed charges. “Fixed charges” consist of interest, amortization of debt issuance costs, preferred stock dividends and the component of rental expense believed by management to be representative of the interest factor for those amounts. We had deficiencies in earnings to fixed charges in each period as follows (in thousands): fiscal year 2006-$(49,091) and fiscal year 2007-$(26,535).

(2)	Because we had no earnings in fiscal year 2006 or 2007, it is not possible to calculate the ratio of combined fixed charges and preference dividends to earnings for these periods.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by the provisions of our certificate of incorporation, as amended, and our amended and restated by-laws. As amended, our certificate of incorporation authorizes 61,500,000 shares of capital stock, divided into 60,000,000 shares of common stock, $.01 par value per share, and 1,500,000 shares of preferred stock, $.01 par value per share. For the complete terms of our capital stock, please refer to our certificate of incorporation, as amended, and our amended and restated by-laws, which are incorporated by reference into the registration statement which includes this prospectus. As of June 18, 2007, there were 10,071,937 shares of common stock outstanding and 124,070 shares of preferred stock outstanding.

Common Stock

We have one class of authorized common stock which is entitled to one vote per share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There are no cumulative voting rights. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The holders of our common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any then outstanding preferred stock. In the event of liquidation, each share of our common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. The transfer agent and registrar for any other series or class of preferred stock will be set forth in the applicable prospectus supplement.

Listing on The Nasdaq Global Market

Our common stock is listed on The Nasdaq Global Market under the symbol “CLDA.”

Preferred Stock

There are 484,070 shares of series A preferred stock designated and 124,070 shares currently issued and outstanding. We will not be selling additional shares of our series A preferred stock pursuant to this registration statement, of which this prospectus is a part.

Under our certificate of incorporation, our board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, limitations, and restrictions of any such class or series, including the dividend rights, dividend rates, voting rights, the rights and terms of redemption, redemption prices, the rights and terms of conversion, liquidation preferences, sinking fund terms, the number of shares constituting any such class or series, and the designation of such class or series. Currently, our board of directors can designate up to 1,015,930 additional shares of preferred stock.

Our board shall determine the rights, preferences, privileges and restrictions of the remaining 1,015,930 undesignated shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

If we decide to sell shares of preferred stock, we will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. The terms of the series of preferred stock we are offering will be described in a prospectus supplement. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

(1) senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that the equity securities rank junior to the preferred stock with respect to these rights;

(2) on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to these rights; and

(3) junior to all equity securities issued by us the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

As used for these purposes, the term “equity securities” does not include convertible debt securities.

The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter and By-Laws

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Our by-laws provide that the directors elected may be removed with or without cause, by the holders of a majority of the shares of stock then entitled to vote at an election of directors. Under our by-laws, unless and until filled by the stockholders, any vacancy or newly created directorships on the board of directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting or if it is approved by written consent if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock entitled to vote having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted, and delivered to our secretary. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our president or by our board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in any annual election of directors.

DESCRIPTION OF DEBT SECURITIES

If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by us and a trustee to be identified in the applicable prospectus supplement, as trustee. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to $150,000,000 aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $150,000,000.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of ours and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and to the description of debt securities in this prospectus.

The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

(1) the title;

(2) the aggregate principal amount;

(3) the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

(4) any limit on the aggregate principal amount;

(5) the date or dates on which principal is payable;

(6) the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;

(7) the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;

(8) the place or places where principal and, if applicable, premium and interest, is payable;

(9) the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

(10) the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

(11) whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

(12) the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

(13) the currency of denomination;

(14) the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

(15) if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

(16) if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

(17) the provisions, if any, relating to any security provided for the debt securities;

(18) any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

(19) any events of default, if not otherwise described, begin under “Events of Default”;

(20) the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;

(21) any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series;

(22) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

(23) the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of ours.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

If we issue debt securities that may be exchanged for or converted into shares of common stock or preferred stock, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

(1) “book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

(2) “certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, or if we undergo a change of control or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

(1) the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

(2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

(1) we fail to pay any principal of, or premium, if any, when it becomes due;

(2) we fail to pay any interest within 30 days after it becomes due;

(3) we fail to observe or perform any other covenant in the debt securities or the indenture for 45 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series;

(4) we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $10 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

(5) any final judgment or judgments which can no longer be appealed for the payment of more than $10 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

(6) certain events occur, including if we or any of our significant subsidiaries are involved in a bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

(1) the holder gives to the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

(3) the trustee fails to institute proceeding within 60 days of the request; and

(4) the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

However, these limitations do not apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

(1) to provide that the surviving entity following our change of control in a transaction permitted under the indenture shall assume all of our obligations under the indenture and debt securities;

(2) to provide for uncertificated debt securities in addition to certificated debt securities;

(3) to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

(4) to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder;

(5) to issue and establish the form and terms and conditions; and

(6) to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

(1) reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security;

(2) reduce the rate of or change the time for payment of interest;

(3) reduce the principal of or premium on or change the stated maturity;

(4) make any debt security payable in money other than that stated in the debt security;

(5) change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption of this type may be made;

(6) waive a default on the payment of the principal of, interest on, or redemption payment; and

(7) take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action.

Defeasance and Discharge of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

(1) to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

a. to register the transfer or exchange of the debt securities;

b. to replace temporary or mutilated, destroyed, lost or stolen debt securities;

c. to compensate and indemnify the trustee; or

d. to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

(2) to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for this purpose:

(1) money;

(2) U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

(3) a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money.

Which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

(1) in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

(2) in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if a defeasance had not occurred;

(3) in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4) certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with New York law.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered.

Debt Warrants

We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

(1) the title;

(2) the aggregate number offered;

(3) their issue price or prices;

(4) the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

(5) the designation and terms of any related debt securities and the number of debt warrants issued with each security;

(6) the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(7) the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

(8) the commencement and expiration dates of the right to exercise;

(9) the maximum or minimum number which may be exercised at any time;

(10) a discussion of the material United States federal income tax considerations applicable to exercise; and

(11) any other terms, procedures and limitations relating to exercise.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

(1) the title;

(2) the securities issuable upon exercise;

(3) the issue price or prices;

(4) the number of warrants issued with each share of preferred stock or common stock;

(5) any provisions for adjustment of (a) the number or amount of shares of preferred stock or common stock receivable upon exercise of the warrants or (b) the exercise price;

(6) if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

(7) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

(8) any other terms, including terms, procedures and limitations relating to exchange and exercise;

(9) the commencement and expiration dates of the right to exercise; and

(10) the maximum or minimum number that may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

We may offer the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

The accompanying prospectus supplement will describe the terms of the offering of the securities, including:

•	the offering terms, including the amount of securities;

•	the name or names of any underwriters;

•	any securities exchange or market on which the securities may be listed;

•	the purchase price or other consideration for the securities and the net proceeds we will receive from the sale;

•	any public offering price;

•	any over-allotment options pursuant to which the underwriters may purchase securities from us;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may directly solicit offers to purchase the securities. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of the securities. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment. If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered, we will execute an underwriting agreement with the underwriter at the time of sale. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares of securities offered by the prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on The Nasdaq Global Market. One or more underwriters may make a market in our common stock, but the underwriters will not be obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to liquidity of the trading market for our common stock.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

LEGAL MATTERS

McDermott Will & Emery LLP will issue a legal opinion as to the validity of the issuance of the securities offered under this prospectus.

EXPERTS

The consolidated financial statements of Clinical Data, Inc. incorporated into this prospectus by reference from Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs as to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective April 1, 2006, and the uncertainty concerning the substantial doubt about the Company’s ability to continue as a going concern), which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance with such laws, we file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and at our website at http://www.clda.com.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the SEC as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we and our subsidiaries have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement:

(1) our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the SEC on June 19, 2007;

(2) the description of our Common Stock, par value $0.01 per share, contained in the Section entitled “Description of Clinical Data Capital Stock — Clinical Data Common Stock,” incorporated by reference from our registration statement on Form S-4, including the prospectus contained therein, filed with the Commission on October 27, 2005, including any amendment or report filed hereafter for the purpose of updating such description; and

(3) all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (a) after the date of the filing of the original Registration Statement and prior to the effectiveness of the Registration Statement and (b) until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not considered “filed” under the Exchange Act, which filings will be deemed to be incorporated by reference in this prospectus and the accompanying prospectus supplement and to be a part hereof from the date of filing of such documents this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
Attention: Chief Legal Officer
Telephone: (617) 527-9933

$27,820,000

Common Stock

Prospectus Supplement

Sole Book-Running Manager

BMO Capital Markets

Wedbush PacGrow Life Sciences	Roth Capital Partners

June   , 2010